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As of June 28, 2002

VIA UPS OVERNIGHT
-----------------
JPMorgan Chase Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

         Attention:  Global Custody Division

  Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A and Appendix A, respectively, attached thereto ("Agreement")

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Adviser Funds (successor to Delaware Group Adviser Funds, Inc.) for the benefit of the Delaware Diversified Income Fund (the "Series") hereby appoints JPMorgan Chase Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A and Appendix A, respectively, to the Agreement effective June 28, 2002. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A and Appendix A, respectively, to the Agreement by signing in the space provided below.


                                   DELAWARE GROUP ADVISER FUNDS
                                   on behalf of Delaware Diversified Income Fund


                                   By:      /s/ David K. Downes
                                            ----------------------------------
                                            David K. Downes
                                   Its:     President, Chief Executive Officer
                                            Chief Operating Officer
                                            Chief Financial Officer


AGREED:

JPMORGAN CHASE BANK


By: /s/ Rosemary M. Stidmon
   ------------------------
    Rosemary M. Stidmon

Its: